EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Rhinebeck Bancorp, Inc. of our reports dated March 25, 2025, relating to the consolidated financial statements of Rhinebeck Bancorp, Inc. appearing in its Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Wolf & Company, P.C.
Boston, Massachusetts
December 17, 2025